                                                                     EXHIBIT 4.2

                              PHARMION CORPORATION

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                NOVEMBER 30, 2001

                              PHARMION CORPORATION

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

         This Amended and Restated Investors' Rights Agreement (the "Agreement") is made as of the 30th day of November, 2001, by and among Pharmion Corporation, a Delaware corporation (the "Company"), the investors listed on Exhibit A hereto, each of which is herein referred to as a "Series A Investor," the investors listed on Exhibit B hereto, each of which is herein referred to as a "Series B Investor" (each such Series A Investor and Series B Investor further being referred to as an "Investor"), who become parties to this Agreement by executing and delivering a Financing Signature Page (as defined in the Purchase Agreement referred to below), and Patrick Mahaffy and Judith Hemberger, each of whom is herein referred to as a "Founder."

                                    RECITALS

         The Company, the Founders and the Series A Investors entered into an Investors' Rights Agreement, dated January 5, 2000, in connection with the sale of Series A-1 Preferred Stock and Series A-2 Preferred Stock of the Company (collectively, the "Series A Preferred Stock") to the Series A Investors (the "Original Agreement"). The Company and the Series B Investors have entered into a Series B Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company desires to sell to the Series B Investors, and the Series B Investors desire to purchase from the Company, shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"). A condition to the Series B Investors' obligations under the Purchase Agreement is that the Company, the Founders, the Series A Investors and the Series B Investors enter into this Agreement in order to provide all of the Investors with (i) certain rights to register shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock held by the Series A Investors and conversion of the Series B Preferred Stock held by the Series B Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company, the Series A Investors and the Founders each desire to induce the Series B Investors to purchase shares of Series B Preferred Stock pursuant to the Purchase Agreement by agreeing to amend and restate the Original Agreement as set forth herein.

                                    AGREEMENT

         The parties hereby agree that the Original Agreement be amended and restated in its entirety as follows:

         1. REGISTRATION RIGHTS. The Company and the Investors covenant and agree as follows:

                  1.1      DEFINITIONS. For purposes of this Section 1:

                           (a)      The terms "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                           (b)      The term "Registrable Securities" means (i)
the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock, including any shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock issuable or issued to Celgene Corporation (together with its permitted successors and assigns, "Celgene") upon exercise of that certain Warrant to purchase shares of Series B Preferred Stock, (ii) the shares of Common Stock issued to the Founders (the "Founders' Stock"), provided, however, that for the purposes of Section 1.2, 1.4 or 1.13 the Founders' Stock (other than any shares of Common Stock issued upon conversion of their shares of Series A Preferred Stock and Series B Preferred Stock held by them), shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                           (c)      The term "Series A Registrable Securities"
means Registrable Securities consisting of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and the term "Series B Registrable Securities" means Registrable Securities consisting of Common Stock issuable or issued upon conversion of shares of Series B Preferred Stock;

                           (d)      The number of shares of "Registrable
Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                           (e)      The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

                           (f)      The term "Form S-3" means such form under
the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company's subsequent public filings under the Securities Exchange Act of 1934;

                           (g)      The term "SEC" means the Securities and
Exchange Commission; and

                           (h)      The term "Qualified IPO" means a firm
commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $5.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Company of $20,000,000 (net of underwriting discounts and commissions).

                  1.2      REQUEST FOR REGISTRATION.

                           (a)      If the Company shall receive at any time
after the earlier of (i) December 31, 2003 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Series A Registrable Securities or 55% of the Series B Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty-five percent (25%) of such series of Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best commercial efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

                           (b)      If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                           (c)      Notwithstanding the foregoing, if the
Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                           (d)      In addition, the Company shall not be
obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 with respect to either series of Registrable Securities:

                                    (i)      After the Company has effected two
(2) registrations pursuant to this Section 1.2 with respect to such series of Registrable Securities and such registrations have been declared or ordered effective;

                                    (ii)     During the period starting with the
date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                    (iii)    If the Initiating Holders propose
to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

                  1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                           (a)      promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                           (b)      as soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
Section 1.4: (i) if Form S-3 is not available for such offering by the Holders;
(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4 and such registrations have been declared or ordered effective; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

                           (c)      Subject to the foregoing, the Company shall
file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

                  1.5 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           (a)      Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best commercial efforts to cause such registration statement to become effective as soon as possible.

                           (b)      Prepare and file with the SEC any amendments
and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the registration statement effective for twelve (12) months from the effective date or such lesser period until all such Registrable Securities are sold.

                           (c)      Furnish to the Holders such numbers of
copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                           (d)      Use its best commercial efforts to register
and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e)      In the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                           (f)      Notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and all Holders of Registrable Securities covered by such registration statement, upon receipt of such notice, shall immediately discontinue any sales of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or until such Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus.

                           (g)      Cause all such Registrable Securities
registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                           (h)      Provide a transfer agent and registrar for
all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (i)      Use its best commercial efforts to furnish,
at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and
(ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  1.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

                  1.7      EXPENSES OF REGISTRATION.

                           (a)      DEMAND REGISTRATION. All expenses other than
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered other than as a result of information concerning the business or financial condition of the Company which is made known to such Holders after the date of the registration request (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or 1.4, as the case may be.

                           (b)      COMPANY REGISTRATION. All expenses other
than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to
Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

                  1.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty-five percent (35%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included or (ii) any securities held by the Founders be included if any securities held by any other selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

                  1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                           (a)      To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           (b)      To the extent permitted by law, each selling
Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                           (c)      Promptly after receipt by an indemnified
party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties;

provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. No indemnifying party, in the defense of any such claim or litigation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, and no indemnified party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.

                           (d)      If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e)      Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f)      The obligations of the Company and Holders
under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           (a)      make and keep public information available,
as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                           (b)      take such action, including the voluntary
registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                           (c)      file with the SEC in a timely manner all
reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                           (d)      furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 100,000 shares (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership and of a corporation who are shareholders of such corporation (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

                  1.13 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company (other than any purchaser of Series B Preferred Stock issued pursuant to the Purchase Agreement) which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

                  1.14     "MARKET STAND-OFF" AGREEMENT.

                           (a)      MARKET-STANDOFF PERIOD; AGREEMENT. In
connection with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering.

                           In connection with the first subsequent public
offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's subsequent public offering.

                           (b)      LIMITATIONS. The obligations described in
Section 1.14(a) shall apply only if all officers and directors of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

                           (c)      RELEASE FROM RESTRICTIONS. As a condition to
the obligation of the Holders under this Section 1.14, the Company agrees to use its commercially reasonable efforts to ensure that the "market stand off" obligation of the Holders under this Section 1.14, and any agreement entered into by the Holders as a result of their obligations under this Section 1.14, shall (i) allow for periodic early releases of portions of the securities subject to such "market stand off" obligations, which may be conditioned upon the trading price of the Company's Common Stock and (ii) provide that all persons subject to such "market stand off" obligations will participate on a pro-rata basis in any such early release.

                           (d)      STOP-TRANSFER INSTRUCTIONS. In order to
enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

                           (e)      TRANSFEREES BOUND. Each Holder agrees that
it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

                  1.15 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) seven (7) years following the consummation of a Qualified IPO,
(ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three
(3)-month period without registration, or (iii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 3.1.

         2.       COVENANTS OF THE COMPANY.

                  2.1 DELIVERY OF FINANCIAL STATEMENTS. Until completion of a Qualified IPO, the Company shall deliver to each Holder of at least 100,000 shares of Registrable Securities:

                           (a)      as soon as practicable, but in any event
within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

                           (b)      within forty-five (45) days of the end of
the quarter, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such quarter, in reasonable detail;

                           (c)      as soon as practicable, but in any event
thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

                           (d)      subject to the proviso contained in Section
2.2, other information reasonably requested by such Holder;

                           (e)      with respect to the financial statements
called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, together with an executive summary covering all significant business issues, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

                  2.2 INSPECTION. The Company shall permit each Holder of at least 100,000 shares of Registrable Securities, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this
Section 2.2 to provide access to any information to a Holder employed by a competitor of the Company.

                  2.3 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as defined below). An Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

                  Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

                           (a)      The Company shall deliver a notice by
certified mail ("Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                           (b)      Within 15 calendar days after delivery of
the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the total number of shares of Common Stock then outstanding held by the Investors (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a "Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then held by the Fully-Exercising Investors (assuming full conversion and exercise of all convertible or exercisable securities). The sale of Shares shall take place at such time agreed to by the Investors subscribing for a majority of the Shares to be sold hereunder or, if applicable, at the same closing as that of any third party purchasers.

                           (c)      The Company may, during the 45-day period
following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

                           (d)      The right of first offer in this paragraph
2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with the acquisition of all or substantially all of the properties, assets or stock of another entity (including acquisitions by way of merger or consolidation), the terms of which are approved by the Board of Directors of the Company, (v) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions approved by the Board of Directors of the Company, (vi) to the issuance or sale of the Series B Preferred Stock pursuant to the Purchase Agreement, or (vii) to the issuance of securities that, with unanimous approval of the Board of Directors of the Company, are not offered to any existing stockholder of the Company.

                  2.4      TERMINATION OF COVENANTS.

                           (a)      The covenants set forth in Sections 2.1
through Section 2.3 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 3.1.

                           (b)      The covenants set forth in Sections 2.1 and
2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.4(a) above.

         3.       MISCELLANEOUS.

                  3.1 TERMINATION OF ENTIRE AGREEMENT UPON CHANGE OF CONTROL. This Agreement shall terminate, and have no further force and effect, when the Company shall sell, convey (including by way of license), or otherwise dispose of all or substantially all of its property or business or a significant portion of its intellectual property, or merge into or consolidate with any other corporation, except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

                  3.2 SUBORDINATION OF CLAIMS. The Series A Investors hereby agree that to the extent they may have any claim against the Company for breach of a representation or warranty in connection with the purchase by them of the shares of Series A Preferred Stock from the Company which is based on facts similar to facts underlying a claim that the Series B Investors may have against the Company for breach of a representation or warranty by the Company in connection with the purchase by the Series B Investors of the shares of Series B Preferred Stock from the Company, all such rights they may have with respect to any such claim shall be subordinated to the rights of the Series B Investors.

                  3.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Stock, Series B Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  3.4 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Series A Registrable Securities and 55% of the Series B Registrable Securities then outstanding, not including the Founders' Stock; provided that if such amendment has the effect of affecting the Founders' Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders' Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders' Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may be further amended for Celgene to join in, and be bound by, this Agreement as a holder of Series B Registrable Securities hereunder, whereupon the Company shall amend Exhibit B to include Celgene and deliver the amended Exhibit B to each Investor no later than ten (10) days after Celgene becomes a party.

                  3.5 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid or if sent overseas, on the tenth business day, (ii) one business day after being sent via a reputable overnight courier service guaranteeing next business day delivery, or if sent overseas on the second business day after being sent, (iii) at the time of delivery thereof to the receiving party if delivered by hand and (iv) at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, if sent by telecopier, in each case to the intended recipient as set forth below:

                  If to the Company, at Pharmion Corporation, 4865 Riverbend Road, Boulder, CO 80301, Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished in writing by the Company to the other parties hereto, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Peter H. Jakes, Esq.;

                  If to a Founder or Investor, to the attention of the signatory hereof at the address set forth on the signature pages (including Financing Signature Pages) attached hereto, or at such other address or addresses as may have been furnished to the Company in writing by such person or entity.

                  Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

                  3.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  3.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

                  3.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts (including, in the case of an Investor, a Financing Signature Page) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  3.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  3.10 AGGREGATION OF STOCK. All shares of the applicable series of Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  3.11 WAIVER OF RIGHT OF FIRST OFFER UNDER THE ORIGINAL AGREEMENT. Pursuant to the amendment and waiver provisions of the Original Agreement, the Company and a majority of the holders of the Registrable Securities (as defined in the Original Agreement) outstanding hereby waive, in its entirety, Section 2.3 of the Original Agreement as to the right of first offer with respect to the sale of the shares of the Series B Preferred Stock, such waiver to be effective as of the date hereof.

                  3.12 EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective when signed by the Company, the holders of a majority of the Series A Registrable Securities and the holders of the Series B Registrable Securities.

                            [Signature Pages Follow]

         The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written.

                          COMPANY:

                          PHARMION CORPORATION

                          By:  /s/ Patrick J. Mahaffy
                              -------------------------
                          Name:  Patrick J. Mahaffy
                          Title: President

                          Address: 4865 Riverbend Road
                                   Boulder, Colorado 80301

                          Fax: (303) 449-0569

                          FOUNDERS:

                          /s/ Patrick J. Mahaffy
                          ----------------------
                          Patrick J. Mahaffy

                          Address: 4865 Riverbend Road
                                   Boulder, Colorado 80301

                          Fax: (303) 449-0569

                          /s/ Judith A. Hemberger
                          -----------------------
                          Judith A. Hemberger

                          Address: 4865 Riverbend Road
                                   Boulder Colorado 80301

                          Fax: (303) 449-0569

                          SERIES A INVESTORS:

                          VERSANT VENTURE CAPITAL I, L.P.

                          By: Versant Ventures I, LLC
                              Its General Partner

                          By: /s/ Brian Atwood
                              ----------------

                          Name: Brian Atwood
                                  (print)

                          Title: Managing Director

                          Address: 3000 Sand Hill Road
                                   BLDG. 1 - Suite 260
                                   Menlo Park, CA 94025

                          VERSANT SIDE FUND I, L.P.

                          By: Versant Ventures I, LLC
                              Its General Partner

                          By: /s/ Brian Atwood
                              ----------------

                          Name: Brian Atwood
                                  (print)

                          Title:  Managing Director

                          Address: 3000 Sand Hill Road
                                   BLDG. 1 - Suite 260
                                   Menlo Park, CA 94025

                          DOMAIN PARTNERS IV, L.P.

                          By: One Palmer Square Associates IV,
                              L.L.C., its General Partner

                          By: /s/ Kathleen K. Schoemaker
                              --------------------------
                              Kathleen K. Schoemaker

                          Title: Managing Partner

                          Address: One Palmer Square
                                   Princeton, NJ 08542

                          DP IV ASSOCIATES, L.P.

                          By: One Palmer Square Associates IV,
                              L.L.C., its General Partner

                          By: /s/ Kathleen K. Schoemaker
                              ---------------------------
                                  Kathleen K. Schoemaker

                          Title: Managing Partner

                          Address: One Palmer Square
                                   Princeton, NJ 08542

                          ABERDARE VENTURES, L.P.

                          /s/ Paul H. Klingenstein
                          ------------------------
                          By:  Aberdare GP
                          L.L.C., its General Partner

                          By: /s/ Paul H. Klingenstein
                              ------------------------
                              Paul H. Klingenstein
                              Managing Partner

                          Address: One Embarcadero Ctr, #4000
                                   San Francisco, CA 94111

                          ABINGWORTH BIOVENTURES II SICAV

                          By:  /s/ Jessica H. Collins
                               ----------------------
                          Name:  Jessica H. Collins
                          Title: Attorney-in-Fact

                          Address:  c/o Abingworth Management, Inc.
                                        2465 E. Bayshore Road, Suite 348
                                        Palo Alto, CA 94303

                          PATRICK J. MAHAFFY

                          /s/ Patrick J. Mahaffy
                          ----------------------------

                          Address:  4865 Riverbend Road
                                    Boulder, Colorado 80301

                          JUDITH A. HEMBERGER

                          /s/ Judith A. Hemberger
                          ----------------------------

                          Address:  4865 Riverbend Road
                                    Boulder, Colorado 80301

                          ROGER G. KENNEDY

                          /s/ Roger G. Kennedy
                          ----------------------------

                          Address:  855 El Caminito
                                    Santa Fe, New Mexico 87501

                          TECHNOGEN ENTERPRISES LLC

                          By: /s/ Isaac Stein
                              ------------------------
                          Name:  Isaac Stein
                          Title: Member

                          Address:  P.O. Box 2088
                                    Menlo Park, CA 94026

                          JAMES C. YOUNG

                          /s/ James C. Young
                          ----------------------------

                          Address:  118 East Platte Avenue
                                    Colorado Springs, CO 80903

                          ANN YOUNG

                          /s/ Ann H. Young
                          ----------------------------

                          Address:  118 East Platte Avenue
                                    Colorado Springs, CO 80903

                          CAM GARNER

                          /s/ Cam Garner
                          ----------------------------

                          Address: 6363 Greenwich Dr.
                                   San Diego, CA 92122

                          PETER H. JAKES and KAREN S. JAKES

                           /s/ Peter H. Jakes      /s/ Karen S. Jakes
                          -----------------------------------------------------

                          Address:  520 East 86th Street, Apt 13-C
                                    New York, New York 10028

                          ORRICK, HERRINGTON & SUTCLIFFE LLP

                          By: /s/ Peter Cohn
                             --------------------------------------------------
                          Name:  Peter Cohn
                          Title: _______________________________________________

                          Address:  1020 Marsh Road
                                     Menlo Park, CA 94025

                          PETER COHN, AS TRUSTEE, OR THE SUCCESSOR TRUSTEE OR TRUSTEES, U/A/D, DATED JUNE 29, 1995, AS AMENDED, CREATING THE PETER COHN REVOCABLE TRUST.

                          /s/ Peter Cohn
                          -----------------------------------------------------
                          Peter Cohn, Trustee

                          VERSANT AFFILIATES FUND 1-A, L.P.

                          By:  Versant Ventures I, LLC

                          By:  /s/ Brian Atwood
                               ----------------------------------------

                          Name:  Brian Atwood
                                   (print)

                          Title:  Managing Director

                          Address: 3000 Sand Hill Road
                                   BLDG. 1 - Suite 260
                                   Menlo Park, CA 94025

                          VERSANT AFFILIATES FUND 1-B, L.P.

                          By:  Versant Ventures I, LLC

                          By:  /s/ Brian Atwood
                              -------------------------------------------------

                          Name:   Brian Atwood
                                    (print)

                          Title:  Managing Director

                          Address: 3000 Sand Hill Road
                                   BLDG. 1 - Suite 260
                                   Menlo Park, CA 94025